Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
Press Release
Avnet, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results
Record Sales and EPS For The Fiscal Year
Phoenix, August 6, 2008 - Avnet, Inc. (NYSE:AVT) today reported revenue of $4.68 billion for fourth quarter fiscal 2008 ended June 28, 2008, representing an increase of 10.4% over fourth quarter fiscal 2007 and 5.4% excluding the impact of changes in foreign currency exchange rates. Pro forma (organic) revenue growth, as defined in the Non-GAAP Financial Information Section, was 4.2% over the prior year fourth quarter. Net income for fourth quarter fiscal 2008 was $144.1 million, or $0.95 per share on a diluted basis, as compared with net income of $124.7 million, or $0.81 per share, for the fourth quarter last year. Excluding certain items in both periods as noted below, net income in the current year fourth quarter was $128.2 million, or $0.85 per share on a diluted basis, as compared with $123.9 million, or $0.81 per share, in the prior year. The Company’s effective tax rate for the 2008 fiscal year, excluding certain items, was 30.6%, thereby positively impacting its fourth quarter results by approximately $0.02 per share relative to the Company’s earlier projection. Last year’s fourth quarter also had a similar benefit of approximately $0.02 per share.
Operating income for fourth quarter fiscal 2008 was $170.6 million, down 13.4% as compared with operating income of $196.9 million in the year-ago quarter. Excluding certain items in both periods as noted below, operating income for the fourth quarter fiscal 2008 was $198.7 million, up 1.5% as compared with operating income of $195.8 million in last year’s fourth quarter. Operating income as a percentage of sales, excluding the items noted below, was 4.25% in the current year quarter, down 37 basis points as compared with 4.62% last year.
Roy Vallee, Chairman and Chief Executive Officer, commented, “We are pleased with our better than expected fourth quarter results. Excluding certain items, our sequential performance improved significantly with operating income growing roughly 12% while return on capital employed improved by 113 basis points.”
Record revenue of $17.95 billion for fiscal 2008 was up 14.5% over fiscal 2007 revenue of $15.68 billion. Organic revenue growth, as defined in the Non-GAAP Financial Information section, was 4.9% over the prior year. Net income for fiscal 2008 was a record $499.1 million, or $3.27 per share on a diluted basis, as compared with net income of $393.1 million, or $2.63 per share on a diluted basis, in fiscal 2007. Excluding certain items noted below, net income and diluted earnings per share also reached record levels for fiscal 2008 up 17.3% and 15.2% to $484.4 million and $3.18, respectively, as compared with fiscal 2007.
Fiscal 2008 operating income grew 4.7% to $710.4 million as compared with fiscal 2007 operating income of $678.3 million. Excluding certain items in both fiscal years, operating income grew 9.3% year over year to $749.3 million and operating income as a percent of sales was 4.2%.

Mr. Vallee also noted, “In fiscal 2008, our focus on value based management and value creating M&A resulted in record financial results despite the challenging macro-economic forces impacting our markets. During fiscal year 2008, we completed seven acquisitions and in early fiscal 2009 we added three more to our portfolio that expanded our geographic coverage and enhanced our competitive position. This disciplined acquisition activity combined with a strong operating performance from our global team resulted in a slight improvement in return on capital and economic profit volume year over year. We decided to take some targeted corrective actions in the second half of fiscal 2008, but we are also continuing to invest in organic strategies and value-creating M&A that positions Avnet for stronger future growth while remaining committed to achieving our long-term financial goals.”
Certain Items Impacting Results
The results for the fourth quarter and fiscal year of fiscal 2008 and 2007 include certain items as described herein, the mention of which management believes is useful to investors when comparing operating performance with prior periods. More detail on the reasons for providing this information are set forth in the Non-GAAP Financial Information section which appears on page 4 of this press release. The items affecting the current year fourth quarter and fiscal year are described below and the items affecting the prior year quarter and fiscal year are described on page 5.
Fourth Quarter and Fiscal Year 2008:
•	Restructuring, integration and other charges amounted to $28.1 million pre-tax ($23.9 million after tax) in the fourth quarter consisted of (i) restructuring, integration and other charges of $19.1 million pre-tax ($14.4 million after tax) related to further cost-reduction initiatives across the Company as well as integration-related costs associated with various acquisitions, (ii) settlement of an indemnification amounting to $6.0 million pre-tax ($7.7 million after tax) paid to a former executive of an acquired company as a result of the tax settlement described below, and (iii) additional costs of $3.0 million pre-tax ($1.8 million after tax) associated with long outstanding environmental matters. Pre-tax restructuring, integration and other charges for the fiscal year ended 2008 amounted to $38.9 million pre-tax ($31.5 million after tax) and consisted of the $28.1 million pre-tax ($23.9 million after tax) recorded in the fourth quarter as described above and $10.8 million pre-tax ($7.6 million after tax) of restructuring, integration and other charges recorded in the prior quarters of fiscal 2008.

•	Gain on sale of the Company’s investment in Calence LLC in the fourth quarter amounting to $42.4 million pre-tax ($25.9 million after tax). In addition to this gain, included in the fiscal 2008 results are a gain of $4.5 million pre-tax ($4.5 million after tax) on the sale of a building and an additional $3.0 million pre-tax ($1.8 million after tax) gain resulting from the receipt of contingent purchase price proceeds related to a prior sale of a business.

•	Income tax net benefit of $13.9 million from the settlement of a tax audit and adjustment to tax contingencies.

	Fourth Quarter Ended Fiscal 2008				Fiscal Year Ended 2008
				Diluted				Diluted
	Op Income	Pre-tax	Net Income	EPS	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$170,567	$194,760	$144,094	$0.95	$710,383	$708,955	$499,081	$3.27
Restructuring, integration and other	28,085	28,085	23,946	0.16	38,942	38,942	31,469	0.21
Gain on sale of assets	—	(42,426)	(25,924)	(0.17)	—	(49,903)	(32,244)	(0.21)
Net reduction in tax reserves	—	—	(13,897)	(0.09)	—	—	(13,897)	(0.09)

Total adjustments	28,085	(14,341)	(15,875)	(0.10)	38,942	(10,961)	(14,672)	(0.09)

Adjusted results	$198,652	$180,419	$128,219	$0.85	$749,325	$697,994	$484,409	$3.18

Operating Group Results
Electronics Marketing (EM) sales of $2.73 billion in the fourth quarter fiscal 2008 were up 10.8% year over year on a reported basis and up 5.3% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, EM revenue increased 7.3% year over year. EM sales in the Americas, EMEA and Asia regions increased 2.4%, 20.8% and 10.3%, respectively, year over year on a reported basis with EMEA’s revenue up 5.0% excluding the impact of changes in foreign currency exchange rates. On a pro forma basis, EM sales in EMEA and Asia in the fourth quarter fiscal 2008 increased 15.6% and 3.7%, respectively, as compared with last year. EM operating income of $154.0 million for fourth quarter fiscal 2008 was up 7.3% over the prior year fourth quarter operating income of $143.6 million and operating income margin of 5.64% was down 18 basis points as compared with the prior-year quarter.
Mr. Vallee added, “Electronics Marketing delivered another solid quarter of year-over-year revenue growth as its diversified account base and limited exposure to consumer products mitigated some of the macro economic headwinds. More importantly, our EM team has well managed our portfolio of businesses within the current business conditions as evidenced by the consistent year-over-year increase in quarterly return on capital employed (ROCE) throughout fiscal 2008. In the June quarter, EM’s return on capital employed increased 73 basis points over the year-ago quarter and for fiscal 2008 this important metric was improved by 117 basis points.”
Technology Solutions (TS) sales of $1.95 billion in the fourth quarter fiscal 2008 were up 9.9% year over year on a reported basis and up 5.6% when adjusted to exclude the impact of changes in foreign currency exchange rates. On a pro forma basis, TS revenue was flat year over year. On a reported basis, fourth quarter fiscal 2008 sales in EMEA and Asia were up 43.1% and 1.6%, respectively, year over year, while the Americas was essentially flat. EMEA revenue was up 26.4% excluding the impact of changes in foreign currency exchange rates. On a pro forma basis, EMEA fourth quarter fiscal 2008 sales increased by 4.2% year over year while pro forma sales in Asia declined 11.3% due primarily to lower sales of microprocessors. TS operating income was $61.8 million in the fourth quarter fiscal 2008, a 10% decrease as compared with fourth quarter fiscal 2007 operating income of $68.7 million, and operating income margin of 3.18% decreased by 70 basis points versus the prior year fourth quarter.
Mr. Vallee further added, “Technology Solutions rebounded from the disappointing March quarter as double digit sequential growth in servers, storage, and software along with higher gross margin drove an 88 basis point improvement in operating income margin. In the Americas region, both operating income margin and return on capital employed were at the high end of our long-range business model. The cost reduction initiatives at certain TS business units that we announced last quarter are essentially complete and we expect the full savings to be realized in the September quarter. With the recently completed acquisitions of Horizon Technologies and Ontrack Solutions, TS is continuing to build out its international footprint while also investing in new organic growth opportunities.”
Cash Flow
During the fourth quarter of fiscal 2008, the Company generated cash flow from operations of $257.2 million and for the full year of fiscal 2008 generated $453.6 million. As a result, the Company ended the quarter with $640.4 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $584.9 million.

Ray Sadowski, Chief Financial Officer, stated, “Our disciplined approach of managing our business to drive return on capital and create shareholder value is enabling us to work through this soft economic environment while maintaining a strong balance sheet and generating significant cash flow. For fiscal 2008, we improved working capital velocity, reduced our cash cycle by two days and generated substantial cash from operations. This performance gives us the financial flexibility to continue to invest in value-creating M&A that supplements our growth and adds to our global scale and scope.”
Outlook
For Avnet’s first quarter fiscal year 2009, management expects normal seasonality at both EM and TS with EM sales anticipated to be in the range of $2.65 billion to $2.75 billion and sales for TS to be between $1.88 billion and $1.98 billion. Therefore, Avnet’s consolidated sales are forecasted to be between $4.53 billion and $4.73 billion for the first quarter fiscal year 2009. Management expects first quarter fiscal year 2009 earnings to be in the range of $0.70 to $0.74 per share. First quarter 2009 guidance includes approximately $0.05 per share related to the expensing of stock-based compensation as compared with $0.02 and $0.04 per share, respectively, in the fourth and first quarters of fiscal 2008. The above EPS guidance does not include the amortization of intangible assets or integration charges related to acquisitions that have closed or will close in the September quarter and anticipated restructuring charges.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The Company also discloses revenue adjusted for the impact of acquisitions and the change to net revenue accounting treatment of sales of supplier service contracts (“pro forma revenue” or “organic revenue”). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other charges is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring, integration and other charges as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and diluted earnings per share adjusted for the impact of restructuring, integration and other charges and gain on sale of assets is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and economic profit. ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the monthly average balances of trade receivables and inventory less accounts payable. ROCE is defined as annualized tax effected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity less cash and cash equivalents (“average capital”). Economic profit is defined as tax effected operating income, excluding restructuring, integration and other items, less a capital charge (assumed to be 10%) on average capital. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Fourth Quarter and Fiscal Year 2007
•	Restructuring, integration and other items amounted to a pre-tax benefit in the fourth quarter of $1.2 million, which consisted of (i) a prior year acquisition-related benefit of $12.5 million, net of (ii) restructuring, integration and other charges of $11.3 million related to further cost-reduction initiatives across the Company as well as Access integration-related costs. Pre-tax restructuring, integration and other items for the fiscal year ended 2007 amounted to $7.4 million and consisted of $19.9 million of restructuring, integration and other charges, net of the acquisition-related benefit of $12.5 million.

•	Gain on sale of assets for the fiscal year ended 2007 resulted from the receipt of contingent purchase price proceeds related to a prior sale of a business.

•	Debt extinguishment costs for the fiscal year ended 2007 related to the Company’s election to redeem all of its outstanding 9 3/4% Notes due February 15, 2008 during the first quarter.

	Fourth Quarter Ended Fiscal 2007				Fiscal Year Ended 2007
				Diluted				Diluted
	Op Income	Pre-tax	Net Income	EPS	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$196,927	$180,769	$124,657	$0.81	$678,273	$586,619	$393,067	$2.63
Restructuring, integration and other	(1,168)	(1,168)	(722)	(0.00)	7,353	7,353	5,289	0.03
Gain on sale of assets	—	—	—	—	—	(3,000)	(1,814)	(0.01)
Debt extinguishment costs	—	—	—	—	—	27,358	16,538	0.11

Total adjustments	(1,168)	(1,168)	(722)	(0.00)	7,353	31,711	20,013	0.13

Adjusted results	$195,759	$179,601	$123,935	$0.81	$685,626	$618,330	$413,080	$2.76

Pro Forma (Organic) Revenue
Pro forma or Organic revenue, is defined as revenue adjusted for (i) the impact of acquisitions to include the revenue recorded by these businesses as if the acquisitions had occurred at the beginning of fiscal 2007, and (ii) the impact of the classification of sales of supplier service contracts on an agency (net) basis, which was effective beginning in the third quarter of fiscal 2007, as if the net revenue accounting was applied to periods prior to the change. Prior period revenue adjusted for these impacts is presented below:

	Revenue	Acquisition	Gross to	Pro forma
	as Reported	Revenue	Net Impact	Revenue
	(in thousands)
Q1 Fiscal 2008	$4,098,718	$250,095	$—	$4,348,813
Q2 Fiscal 2008	4,753,145	120,156	—	4,873,301
Q3 Fiscal 2008	4,421,645	23,982	—	4,445,627
Q4 Fiscal 2008	4,679,199	—	—	4,679,199

Fiscal year 2008	$17,952,707	$394,233	$—	$18,346,940

Q1 Fiscal 2007	$3,648,400	$699,782	$(95,810)	$4,252,372
Q2 Fiscal 2007	3,891,180	821,827	(118,607)	4,594,400
Q3 Fiscal 2007	3,904,262	252,319	—	4,156,581
Q4 Fiscal 2007	4,237,245	252,080	—	4,489,325

Fiscal year 2007	$15,681,087	$2,026,008	$(214,417)	$17,492,678

“Acquisition Revenue” as presented in the table above include the following acquisitions.

Acquired Business	Operating Group	Acquisition Date
Access Distribution	TS	12/31/06
Azure Technologies	TS	04/16/07
Flint Distribution Ltd.	EM	07/05/07
Division of Magirus Group	TS	10/06/07
Betronik GmbH	EM	10/31/07
ChannelWorx	TS	10/31/07
Division of Acal plc Ltd.	TS	12/17/07
YEL Electronics Hong Kong Ltd.	EM	12/31/07
Azzurri Technology Ltd.	EM	3/31/08
Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the fourth quarters and fiscal year 2008 and 2007, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisition and divestiture of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from (used for) working capital. Similar to free cash flow, management believes that this presentation is an important measure to help management and investors better understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Fourth Quarters Ended		Fiscal Years Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
	(in thousands)
Net income	$144,094	$124,657	$499,081	$393,067
Non-cash and other reconciling items	41,564	73,790	166,059	205,374
Cash flow generated from (used for) working capital (excluding cash and cash equivalents)	71,579	102,626	(211,523)	126,198

Net cash flow generated from operations	257,237	301,073	453,617	724,639
Cash flow generated from (used for):
Purchases of property, plant and equipment	(29,982)	(19,068)	(89,657)	(58,782)
Cash proceeds from sales of property, plant and equipment	(48)	(206)	12,061	2,774
Effect of exchange rates on cash and cash equivalents	1,340	1,738	40,909	7,925
Other, net financing activities	2,320	13,389	8,881	69,512

	230,867	296,926	425,811	746,068
Acquisition and divestiture of operations, net	48,919	(20,750)	(300,784)	(429,786)

Net free cash flow	$279,786	$276,176	$125,027	$316,282

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JUNE 28,	JUNE 30,
	2008 *	2007 *
Sales	$4,679.2	$4,237.2
Income before income taxes	194.8	180.8
Net income	144.1	124.7
Net income per share:
Basic	$0.96	$0.83
Diluted	$0.95	$0.81

	FISCAL YEARS ENDED
	JUNE 28,	JUNE 30,
	2008 *	2007 *
Sales	$17,952.7	$15,681.1
Income before income taxes	709.0	586.6
Net income	499.1	393.1
Net income per share:
Basic	$3.32	$2.65
Diluted	$3.27	$2.63
* See Notes to Consolidated Statements of Operations on Page 14.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 28,	JUNE 30,	JUNE 28,	JUNE 30,
	2008 *	2007 *	2008 *	2007 *
Sales	$4,679,199	$4,237,245	$17,952,707	$15,681,087
Cost of sales	4,067,390	3,685,659	15,638,991	13,632,468

Gross profit	611,809	551,586	2,313,716	2,048,619
Selling, general and administrative expenses	413,157	355,827	1,564,391	1,362,993
Restructuring, integration and other charges (Note 1 *)	28,085	(1,168)	38,942	7,353

Operating income	170,567	196,927	710,383	678,273
Other (expense) income, net	(812)	1,095	20,954	9,876
Interest expense	(17,421)	(17,253)	(72,285)	(77,172)
Gain on sale of assets (Note 2 *)	42,426	—	49,903	3,000
Debt extinguishment costs (Note 3 *)	—	—	—	(27,358)

Income before income taxes	194,760	180,769	708,955	586,619
Income tax provision	50,666	56,112	209,874	193,552

Net income	$144,094	$124,657	$499,081	$393,067

Net earnings per share:
Basic	$0.96	$0.83	$3.32	$2.65

Diluted	$0.95	$0.81	$3.27	$2.63

Shares used to compute earnings per share:
Basic	150,470	149,732	150,250	148,032

Diluted	151,529	153,126	152,420	149,613

* See Notes to Consolidated Statements of Operations on Page 14.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JUNE 28,	JUNE 30,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$640,449	$557,350
Receivables, net	3,367,443	3,103,015
Inventories	1,894,492	1,736,301
Prepaid and other current assets	68,762	92,179

Total current assets	5,971,146	5,488,845
Property, plant and equipment, net	227,187	179,533
Goodwill	1,728,904	1,402,470
Other assets	272,893	284,271

Total assets	8,200,130	7,355,119

Less liabilities:
Current liabilities:
Borrowings due within one year	43,804	53,367
Accounts payable	2,293,243	2,228,017
Accrued expenses and other	442,545	495,601

Total current liabilities	2,779,592	2,776,985
Long-term debt, less due within one year	1,181,498	1,155,990
Other long-term liabilities	104,349	21,499

Total liabilities	4,065,439	3,954,474

Shareholders’ equity	$4,134,691	$3,400,645

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FISCAL YEARS ENDED
	JUNE 28,	JUNE 30,
	2008	2007
Cash flows from operating activities:
Net income	$499,081	$393,067
Non-cash and other reconciling items:
Depreciation and amortization	59,233	53,775
Deferred income taxes	107,148	99,604
Stock-based compensation	25,389	24,250
Gain on sale of assets	(49,903)	(3,000)
Other, net	24,192	30,745
Changes in (net of effects from business acquisitions):
Receivables	46,100	(129,351)
Inventories	36,453	53,678
Accounts payable	(123,348)	262,192
Accrued expenses and other, net	(170,728)	(60,321)

Net cash flows provided by operating activities	453,617	724,639

Cash flows from financing activities:
Issuance of notes in public offerings, net of
issuance costs	—	593,169
Repayment of notes	—	(505,035)
Repayment of bank debt, net	(22,428)	(122,999)
Repayment of other debt, net	(19,500)	(780)
Other, net	8,881	69,512

Net cash flows (used for) provided by financing activities	(33,047)	33,867

Cash flows from investing activities:
Purchases of property, plant, and equipment	(89,657)	(58,782)
Cash proceeds from sales of property, plant and equipment	12,061	2,774
Acquisitions of operations, net	(369,385)	(433,231)
Proceeds from divestitures	68,601	3,445

Net cash flows used for investing activities	(378,380)	(485,794)

Effect of exchange rates on cash and cash equivalents	40,909	7,925

Cash and cash equivalents:
- increase	83,099	280,637
- at beginning of period	557,350	276,713

- at end of period	$640,449	$557,350

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 28,	JUNE 30,	JUNE 28,	JUNE 30,
SALES:	2008	2007	2008	2007
Electronics Marketing	$2,732.8	$2,466.0	$10,326.8	$9,679.8
Technology Solutions	1,946.4	1,771.2	7,625.9	6,001.3

Consolidated	$4,679.2	$4,237.2	$17,952.7	$15,681.1

OPERATING INCOME (LOSS):
Electronics Marketing	$154.0	$143.6	$564.4	$529.9
Technology Solutions	61.8	68.7	261.0	232.2
Corporate	(17.1)	(16.5)	(76.1)	(76.5)

	198.7	195.8	749.3	685.6
Restructuring, integration and other charges	(28.1)	1.1	(38.9)	(7.3)

Consolidated	$170.6	$196.9	$710.4	$678.3

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FOURTH QUARTER AND FISCAL YEAR 2008
(1) The results for fiscal 2008 included restructuring, integration and other charges, amounting to $28,085,000 pre-tax, $23,946,000 after tax and $0.16 per share on a diluted basis for the fourth quarter and $38,942,000 pre-tax, $31,469,000 after tax and $0.21 per share on a diluted basis for the twelve months ended June 28, 2008. Restructuring and integration charges consisted of severance and costs to exit certain facilities as a result of the continued cost reduction initiatives as well as charges related to the integrations of recently acquired businesses. Charges for the restructuring and integration activity amounted to $19,113,000 pre-tax, $14,415,000 after tax and $0.10 per share on a diluted basis for the fourth quarter and $29,970,000 pre-tax, $21,938,000 after tax and $0.15 per share on a diluted basis for fiscal year ended 2008. Other charges included $6,005,000 pre-tax, $7,718,000 after tax and $0.05 per share on a diluted basis for the fourth quarter and fiscal year ended 2008 related to the settlement of an indemnification of a former executive of an acquired company, which was not tax deductible. Other charges also included costs associated with the reassessment of existing environmental matters which amounted to $2,967,000 pre-tax, $1,813,000 after tax and $0.01 per share on a diluted basis.
     The results for the fourth quarter of fiscal 2007 included a pre-tax benefit of $1,168,000 which consisted of prior year acquisition-related income of $12,526,000 net of restructuring, integration and other charges of $11,358,000. The $12,526,000 pre-tax benefit resulted from the favorable outcome of a contingent liability acquired in connection with an acquisition completed in a prior year. The restructuring, integration and other charges of $11,358,000 related to further cost-reduction initiatives implemented during the fiscal year as part of the Company’s continued focus on operating efficiency as well as integration costs as a result of the December 31, 2006 acquisition of Access Distribution. These charges consisted primarily of severance and incremental costs incurred during the integration period. The impact of both the acquisition-related income and restructuring, integration and other charges amounted to a benefit of $1,168,000 pre-tax, $722,000 after tax and less than $0.01 per share on a diluted basis for the fourth quarter ended June 30, 2007, and a net charge of $7,353,000 pre-tax, $5,289,000 after tax and $0.03 per share on a diluted basis for the fiscal year ended 2007.
(2) The results for the fourth quarter of fiscal 2008 included a gain on sale of assets of $42,426,000 pre-tax, $25,924,000 after tax and $0.17 per share on a diluted basis related to the sale of an equity investment. During the fiscal year 2008, the Company recognized a gain on sale of assets of $49,903,000 pre-tax, $32,244,000 after tax and $0.21 per share on a diluted basis which consisted of the previously mentioned gain on the sale of an equity investment, a gain on the sale of a building in the EMEA region amounting to $4,477,000 pre- and after tax and $0.03 per share on a diluted basis and a gain of $3,000,000 pre-tax, $1,843,000 after tax and $0.01 per share on a diluted basis for the receipt of contingent purchase price proceeds related to a prior sale of a business.
     The results for fiscal 2007 included a gain on the sale of assets of $3,000,000 pre-tax, $1,814,000 after tax and $0.01 per share on a diluted basis related to the receipt of contingent purchase price proceeds for the prior sale of a business.
(3) For the twelve months ended June 30, 2007, the Company incurred debt extinguishment costs amounting to $27,358,000 pre-tax, $16,538,000 after tax and $0.11 per share on a diluted basis. In September 2006, the Company elected to redeem on October 12, 2006 all of its outstanding 9 3/4% Notes due February 15, 2008. The costs incurred as a result of the election notice included $20,322,000 for a make-whole redemption premium, $4,939,000 associated with the termination of two interest rate swaps that hedged $200,000,000 of the 9 3/4% Notes, and $2,097,000 to write-off certain deferred financing costs. The Company used the net proceeds from the issuance in the first quarter of $300,000,000 principal amount of 6.625% Notes due September 15, 2016, plus available liquidity, to repurchase the 9 3/4% Notes on October 12, 2006.